Exhibit 2.3

Execution Version

March 23, 2022

Avista Public Acquisition Corp. II
65 East 55th Street, 18th Floor
New York, NY 10022

Re: Letter Agreement

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of March 23, 2022 (the “Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated (“Ligand”), a Delaware corporation, OmniAb, Inc., a Delaware corporation (“SpinCo”, and together with Ligand, the “Companies”), Avista Public Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), and Orwell Merger Sub Inc., a Delaware corporation. This letter agreement (this “Letter Agreement”) is being entered into and delivered by Parent, Avista Acquisition LP II (the “Sponsor”), SpinCo and each of the undersigned, each of whom is a member of Parent’s management team and/or Parent’s Board of Directors (the “Board”) (each, an “Insider”), in connection with the transactions contemplated by the Merger Agreement (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Companies to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each Insider hereby agrees with Parent as follows:

1.            Definitions. As used herein, (i) “Earnout Period” shall mean the period from the Closing Date to and including the fifth (5th) anniversary of the Closing Date; (ii) “Founder Shares” shall mean the 5,750,000 shares of Domesticated Parent Common Stock into which the 5,750,000 Class B ordinary shares of Parent are to be converted in the Domestication, equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to such Founder Shares; (iii) “Post-Transaction VWAP” shall mean the daily volume-weighted average share price for any 20 Trading Days over any consecutive 30-day period; (iv) “Trading Day” shall mean any day on which Domesticated Parent Common Stock are actually traded on the principal securities exchange or securities market on which shares of Domesticated Parent Common Stock are then traded; and (v) “Triggering Event” shall mean, (a) with respect to fifty percent (50%) of the Earnout Founder Shares (as hereinafter defined), the first date during the Earnout Period on which the Post-Transaction VWAP is $12.50 per share or higher, and (b) with respect any Earnout Founder Shares for which a Triggering Event has not occurred with respect to clause (a), the first date during the Earnout Period on which the Post-Transaction VWAP is $15.00 per share or higher; provided, that in the event of a Change of Control during the Earnout Period pursuant to which Parent or any of its stockholders have the right to receive, directly or indirectly, cash, securities or other property attributing a value of at least $12.50 (with respect to fifty percent (50%) of the Earnout Founder Shares) or $15.00 (with respect to all Earnout Founder Shares) per share of Domesticated Parent Common Stock, as agreed in good faith by the Sponsor and the Board), then a Triggering Event shall be deemed to have occurred immediately prior to such Change of Control.

2.            Representations and Warranties. Each Insider hereby severally represents and warrants to Parent that as of the date hereof such Insider holds the number of issued and outstanding Founder Shares set forth next to such Insider’s name on the signature pages hereto.

3.            Business Combination Vote. The Sponsor and each Insider agrees that if Parent seeks shareholder approval of the Merger, then in connection with the Merger, the Sponsor or such Insider shall vote all of the (a) Parent Class A Common Stock and Founder Shares, in each case owned by such Person (beneficially or of record) as of the date hereof and (b) any additional Parent Class A Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Parent Class A Common Stock or Founder Shares) of which the Sponsor or such Insider acquires record or beneficial ownership on or after the date hereof (including by purchase, as a result of stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions) (clauses (a) and (b), the “Covered Shares”) held by the Sponsor or such Insider in favor of the Merger (including the Transaction Proposals and any other proposals recommended by the Board in connection with the Merger) and not elect to redeem any Covered Shares held by the Sponsor and each Insider in connection with such shareholder approval or the Merger (including, without limitation, the Transactions).

4.            Founder Shares Earnout.

(a)            Upon and subject to the Closing, a number of Founder Shares beneficially owned by Sponsor as of the date hereof equal to (i) 1,916,667 minus (ii) (A) 718,750 multiplied by (B) a number, the numerator of which is the number of shares of Domesticated Parent Common Stock actually purchased pursuant to the Redemption Backstop in connection with the Closing and the denominator of which is 10,000,000 (the “Earnout Founder Shares”), all or fifty percent (50%) of which shall be automatically forfeited for no consideration if an applicable Triggering Event has not occurred with respect to such Earnout Founder Shares during the Earnout Period, with such Earnout Founder Shares vesting (and therefore no longer subject to forfeiture), if at all, in accordance with the terms of this Letter Agreement.

(b)           The holders of the Earnout Founder Shares shall not (i) sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, (ii) enter into, establish or increase a put or equivalent position or liquidation with respect to, or increase a call equivalent position with respect to, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, whether any such transaction is to be settled by delivery of securities, in cash or otherwise, or (iv) announce the intent to take any of the actions set forth in clauses (i)-(iii) with respect to, any Earnout Founder Shares until the date on which a Triggering Event has occurred; provided, that the Sponsor may distribute the Earnout Founder Shares held by it to its members in accordance with its Governing Documents and the A&R Registration Rights Agreement, in each case, provided that the recipient of such distribution enters into a joinder to this Letter Agreement substantially in the form attached hereto as Exhibit A.

(c)           Any certificates or book entries representing the Earnout Founder Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement, and any transfer agent for the shares of Domesticated Parent Common Stock will be given appropriate stop transfer orders that will be applicable until the Earnout Founder Shares are vested; provided, however, that upon the vesting of any Earnout Founder Shares in accordance with the terms herein, Parent shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. Holders of the Earnout Founder Shares shall be entitled to vote such Earnout Founder Shares and receive dividends and other distributions in respect thereof prior to the vesting of such Earnout Founder Shares in accordance with the terms herein; provided, that any such dividends and other distributions in respect of the Earnout Founder Shares that are subject to vesting pursuant to the terms herein shall be set aside by Parent and shall only be paid to the holder of such Earnout Founder Shares upon the vesting thereof.

(d)           The Earnout Founder Shares shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of the applicable Triggering Event during the Earnout Period.

(e)            If Parent at any time combines or subdivides the Domesticated Parent Common Stock (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or otherwise or extraordinary dividend resulting from an asset sale or leveraged recapitalization), the number of Earnout Founder Shares and the share prices set forth in the definition of “Triggering Events” shall be equitably adjusted by Parent in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the applicable Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

5.            Amendment to Original Letter Agreements; Effects of Termination.

(a)           The first sentence of paragraph 4(b) of each of the Letter Agreements (collectively, as amended and restated pursuant to this paragraph 5(a), the “Existing Letter Agreements”), dated August 9, 2021, entered into between Parent, on the one hand, and each of the Sponsor and each Insider, on the other hand, is hereby amended and restated in its entirety as follows:

“The Insider acknowledges that the Insider has no right, title, interest or claim of any kind in or to any monies held in the Trust Account as a result of any liquidation of the Company with respect to the Founder Shares held by the Insider, if any.”

(b)           The last sentence of paragraph 12(a) of each of the Existing Letter Agreements, is hereby amended and restated as follows:

"This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument (i) executed by all parties hereto and (ii) solely with respect to paragraph 5 and prior to the Closing or valid termination of the OmniAb Merger Agreement (as defined below), in accordance with its terms, with the consent of OmniAb. "OmniAb Merger Agreement" means that certain Agreement and Plan of Merger, dated as of March 23, 2022 (the “OmniAb Merger Agreement”), by and among Ligand Pharmaceuticals Incorporated, a Delaware corporation ("Ligand"), OmniAb, Inc., a Delaware corporation and wholly-owned subsidiary of Ligand, the Company, and Orwell Merger Sub Inc., a Delaware corporation."

(c)            Except as expressly modified by paragraph 5(a), the terms, representations, warranties, covenants and other provisions of the Existing Letter Agreements shall remain unchanged and are and shall continue to be in full force and effect in accordance with their respective terms.

(d)           This Letter Agreement shall terminate on the earlier of (i) termination of the Merger Agreement or (ii) the vesting in full of all Earnout Founder Shares; provided, that terms and conditions set forth in this paragraph 5 shall survive any such termination.

6.            Entire Agreement. This Letter Agreement and each of the Existing Letter Agreements constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior understandings, agreements or representations by or among the parties hereto and thereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof or the transactions contemplated hereby or thereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

7.            Assignment. No party hereto may assign either this Letter Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsor and each Insider and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

8.            Counterparts. This Letter Agreement may be executed in any number of original or facsimile counterparts, and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.            Effect of Headings. The paragraph headings herein are for convenience only and are not part of this Letter Agreement and shall not affect the interpretation thereof.

10.          Severability. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

11.          Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

12.          Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission to the address set forth for such person on the signature page hereto.

[Signature Page Follows]

Sincerely,

AVISTA ACQUISITION LP II

By:	/s/ Benjamin Silbert
Name:	Benjamin Silbert
Title:	Authorized Signatory
email:	Silbert@avistacap.com
Address:	65 East 55th Street
18th Floor
New York, NY 10022

/s/ Thompson Dean
Thompson Dean

Number of issued and outstanding Founder Shares: 0

/s/ David Burgstahler
David Burgstahler

Number of issued and outstanding Founder Shares: 0

/s/ Sriram Venkataraman
Sriram Venkataraman

Number of issued and outstanding Founder Shares: 0

/s/ Robert Girardi
Robert Girardi

Number of issued and outstanding Founder Shares: 0

/s/ Amanda Heravi
Amanda Heravi

Number of issued and outstanding Founder Shares: 0

/s/ John Cafasso
John Cafasso

Number of issued and outstanding Founder Shares: 0

/s/ Benjamin Silbert
Benjamin Silbert

Number of issued and outstanding Founder Shares: 0

/s/ William E. Klitgaard
William E. Klitgaard

Number of issued and outstanding Founder Shares: 35,000

/s/ Lâle White
Lâle White

Number of issued and outstanding Founder Shares: 35,000

/s/ Wendel Barr
Wendel Barr

Number of issued and outstanding Founder Shares: 35,000

Acknowledged and Agreed:

AVISTA PUBLIC ACQUISITION CORP. II

By:	/s/ Benjamin Silbert
Name: Benjamin Silbert
Title: General Counsel email: Silbert@avistacap.com Address: 65 East 55th Street 18th Floor New York, NY 10022 Attn: Benjamin Silbert email: Silbert@avistacap.com

OMNIAB, INC.

By:	/s/ Matthew W. Foehr
Name: Matthew W. Foehr
Title: President and Chief Executive Officer Address for Notices : 5980 Horton Street
Suite 405
Emeryville, CA 94608
Attn: Matt Foehr
Email: matt@omniab.com

Exhibit A

FORM OF JOINDER TO LETTER AGREEMENT

[______], 20__

Reference is made to the Letter Agreement, dated as of March 23, 2022, by and among Avista Public Acquisition Corp. II, a Cayman Islands exempted company (“Parent”), Avista Acquisition LP II (the “Sponsor”) and the other signatories thereto (the “Insiders”), each of whom is a member of Parent’s management team and/or the Board (the “Letter Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Each of the Parent, Sponsor, the Insiders and each of the undersigned holder of Domesticated Parent Common Stock (each, a “New Stockholder Party”) agrees that this Joinder to the Letter Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Letter Agreement and to be subject to the same rights, remedies or obligations as the Sponsor thereunder. This Joinder shall serve as a counterpart signature page to the Letter Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Letter Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

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